As filed with the Securities and Exchange Commission on February 24, 2023

Registration No. 333-262128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-262128

UNDER

THE SECURITIES ACT OF 1933

CinCor Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4931245
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

230 Third Avenue, 6th Floor Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

2019 Stock Option Plan

2022 Equity Incentive Plan

2022 Employee Stock Purchase Plan

(Full titles of the plans)

David E. White

President

CinCor Pharma, Inc.

230 Third Avenue, 6th Floor

Waltham, Massachusetts

(844) 531-1834

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Riella, Esq.

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SHARES

CinCor Pharma, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission this post-effective amendment (the “Post-Effective Amendment”) to deregister all shares of common stock, $0.00001 par value per share, of the Registrant (the “Shares”), previously registered under the following Registration Statement on Form S-8 (the “Registration Statement”), together with any and all plan interests (“Plan Interests”) and other securities registered thereunder:

•

Registration Statement No. 333-262128, filed on January 12, 2022, relating to the registration of 2,617,063 Shares under the Registrant’s 2019 Stock Option Plan, 4,170,589 Shares under the Registrant’s 2022 Equity Incentive Plan and 355,000 Shares under the Registrant’s 2022 Employee Stock Purchase Plan.

On February 24, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2023 (the “Merger Agreement”), by and among the Registrant, AstraZeneca Finance and Holdings Inc., a Delaware corporation (“Parent”), and Cinnamon Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration the Shares and Plan Interests registered but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining Shares and Plan Interests registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on February 24, 2023.

CINCOR PHARMA, INC.

By:	/s/ David E. White
Name:	David White
Title:	President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.